As filed with the Securities and Exchange Commission on June 27, 2012

Registration No. 333-162979
Registration No. 333-151019
Registration No. 333-141681

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-162979
Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-151019
Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-141681

UNDER THE SECURITIES ACT OF 1933

Central Vermont Public Service Corporation

(Exact name of Registrant as specified in its charter)

Vermont	03-0111290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

77 Grove Street

Rutland, Vermont  05701
(800) 649-2877
(Address and telephone number of Registrant’s principal executive offices)

Donald J. Rendall, Jr.
Central Vermont Public Service Corporation

77 Grove Street, Rutland, Vermont  05701

(800) 649-2877
(Name, address, (including zip code) and telephone number (including area code) of agent for service)

Copy to:

Kevin D. Cramer

Osler, Hoskin & Harcourt LLP

620 Eighth Avenue – 36th Floor

New York, New York  10018
(212) 867-5800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 listed above shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.

EXPLANATORY NOTE

Central Vermont Public Service Corporation (the “Registrant”) is filing this Post-Effective Amendment to remove from registration the unsold securities registered pursuant to the following Registration Statements on Form S-3 (the “Registration Statements”):

•                Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2011 (No. 333-162979), as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on December 1, 2009;

•                  Registration Statement on Form S-3 filed with the Commission on May 19, 2008 (No. 333-151019); and

•                  Registration Statement on Form S-3 filed with the Commission on March 30, 2007 (No. 333-141681).

On June 27, 2012, pursuant to an Agreement and Plan of Merger dated July 11, 2011 (the “Merger Agreement”) among the Registrant, Gaz Métro Limited Partnership (“Gaz Métro”) and Danaus Vermont Corp., an indirect wholly owned subsidiary of Gaz Métro (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as an indirect wholly-owned subsidiary of Gaz Métro. Pursuant to the Merger Agreement, upon the closing of the Merger, each issued and outstanding share of the Registrant’s common stock, par value $6.00 per share (the “Common Stock”) (other than shares which were held by any wholly owned subsidiary of the Registrant or in the treasury of the Registrant or which were held by Gaz Métro or Merger Sub, or any of their respective wholly owned subsidiaries) was automatically converted into the right to receive in cash, without interest, $35.25 per share, less any applicable withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Pursuant to the undertaking contained in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock that remain unsold and registered for issuance under the Registration Statements, being 1,301,255 shares of Common Stock under Registration Statements No. 333-162979 and No. 333-151019 and 264,421 shares of Common Stock under Registration Statement No. 333-141681.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Rutland, Vermont on the 27th day of June, 2012.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By:	/s/ Mary G. Powell
Name: Mary G. Powell
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated, on the 27th day of June, 2012.

/s/ Mary G. Powell	President and Chief Executive Officer
Mary G. Powell	(Principal Executive Officer)

/s/ Dawn D. Bugbee
Dawn D. Bugbee	Vice President, Chief Financial Officer, Treasurer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Elizabeth A. Bankowski
Elizabeth A. Bankowski	Director

/s/ Robert Benoit
Robert Benoit	Director

/s/ Nordahl L. Brue
Nordahl L. Brue	Director

/s/ David R. Coates
David R. Coates	Director

/s/ Pierre Despars
Pierre Despars	Director

/s/ Kathleen C. Hoyt
Kathleen C. Hoyt	Director

/s/ Euclid A. Irving
Euclid A. Irving	Director

/s/ Mary G. Powell
Mary G. Powell	Director

/s/ Robert Tessier	Director
Robert Tessier